Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Third Quarter Financial Results Solidly Beat Expectations; Expects Q4 Adjusted Operating Margin to Exceed 2019

Company’s September TRASM was third best of any month in company history

CASM-ex1 for the quarter was 1.5 points better than expected

Q4 optimism powered by strong revenue and improving cost trends

Best on-time arrival rate and lowest rate of misconnections for any Q3 in history (outside 2020)

CHICAGO, Oct. 18, 2022 – United Airlines (UAL) today reported third quarter 2022 financial results, beating expectations on top-line operating revenue, unit costs and adjusted operating margin¹. As a result, the company achieved operating revenue growth of 13.2% versus third quarter 2019, with a 25.5% TRASM improvement in the quarter versus 2019, while CASM-ex1 (cost per available seat mile) came in better than expected, resulting in 11.3% operating margin; 11.5% operating margin on an adjusted basis1.
Looking forward through the end of the year, the airline expects the strong COVID recovery trends to continue to overcome the recessionary pressures in the macroeconomic environment. The airline now expects fourth quarter adjusted operating margin to be above 2019 for the first time. The company also remains confident in the 2023 United Next adjusted pre-tax margin¹ target of ~9%.
The company believes there are three durable trends for air travel demand that are more than fully offsetting any economic headwinds: air travel is still in the COVID recovery phase, hybrid work gives customers the freedom and flexibility to travel for leisure more often, and external supply challenges will limit industry supply for years to come.
United delivered one of its best third-quarter operational performances of any third quarter in the company’s history, outside of 2020. In addition, the company saved more than 135,000 customer connections with its industry leading tool, ConnectionSaver.
"I am grateful to United employees who delivered an incredible performance this quarter taking care of our customers and producing, by most metrics, the best operational quarter in our history," said United Airlines CEO Scott Kirby. “Despite growing concerns about an economic slowdown, the ongoing
1 For additional information about the non-GAAP measures used in this press release, see “Non-GAAP Financial Information" below.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
COVID recovery trends at United continue to prevail and we remain optimistic that we’ll continue to deliver strong financial results in the fourth quarter, 2023 and beyond.”

United Airlines Third Quarter Financial Results Solidly Beat Expectations
Third Quarter Financial Results
•Reported third quarter 2022 net income of $942 million, adjusted net income1 of $927 million.
•Reported third quarter 2022 capacity down 9.8% compared to third quarter 2019.
•Reported third quarter 2022 total operating revenue of $12.9 billion, up 13.2% compared to third quarter 2019.
•Reported third quarter 2022 TRASM of up 25.5% compared to third quarter 2019.
•Reported third quarter 2022 CASM of up 27.8%, and CASM-ex1 of up 14.5%, compared to third quarter 2019.
•Reported third quarter 2022 operating margin of 11.3%, adjusted operating margin1 of 11.5%.
•Reported third quarter 2022 pre-tax margin of 9.0%, adjusted pre-tax margin1 of 8.9%.
•Reported third quarter 2022 fuel price of $3.81 per gallon.
•Reported third quarter 2022 payments of long-term debt, finance leases and other financing liabilities of $810 million.
•Reported third quarter 2022 ending available liquidity2 of $20.4 billion.
Key Highlights
•Achieved best on-time arrival rate for any Q3 in history (outside 2020).
•Announced a historic commercial agreement with Emirates that will enhance each airline's network and give customers easier access to hundreds of destinations around the world. Also announced a new direct flight between Newark/New York and Dubai beginning in March 2023, subject to government approval.
•Unveiled a brand-new United ClubSM in Terminal 3 at Phoenix Sky Harbor International Airport.
•Announced a $15 million investment in Eve Air Mobility and a conditional purchase agreement for 200 four-seat electric aircraft plus 200 options, expecting the first deliveries as early as 2026.
•Launched United for Business BlueprintTM a new platform that will allow corporate customers to fully customize their business travel program contracts with United.
•Added more than 120 flights for college football fans to see their team on the road.
•Began offering eligible T-Mobile customers free in-flight Wi-Fi and streaming where available on select domestic and short-haul international flights.
Customer Experience and Operational Performance
•Achieved a nearly 5-point improvement in customer satisfaction as measured by Net Promoter Score over the second quarter of 2022.
2 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
•Close to 39 million customers traveled with United in the quarter, 90% of the volume for the same quarter in 2019.
•Among top carriers, United was the only carrier to outperform the third-quarter of 2019 in on-time departure and on-time arrival performance.
•Controllable cancellations decreased by 95% in September, compared to January. Controllable cancellations are measured as cancellations that are in control of the airline, such as maintenance.
•Achieved third-best completion factor for the month of September with a 99% completion rate. This was despite the impacts of Hurricane Ian.

Network
•Announced a joint business agreement with Air Canada for the Canada-U.S. transborder market, building on the companies' long-standing alliance, that will give more flight options and better flight schedules to customers traveling between the two countries.
•Announced new direct flights between Washington Dulles Airport and Cape Town beginning Nov. 17, 2022, subject to government approval, becoming the first airline to provide nonstop round trip service from the U.S. capital to South Africa.
•Reintroduced five international routes for the first time since the start of the pandemic: Chicago to Edinburgh, Scotland; San Francisco to Tokyo-Haneda, Japan; and Guam to Fukuoka, Osaka, and Nagoya, Japan.
Environmental, Social and Governance (ESG)
•Hosted 600 girls and young women at 22 events as part of Girls in Aviation Day where attendees got a behind-the-scenes look at careers in aviation.
•    Launched “Game Recognize Game,” in partnership with the PGA Tour and hosted by Roger Steele, a video series that features student-athletes and coaches from golf programs at four Historically Black Colleges and Universities (HBCUs) who discuss the positive impact of United’s travel grant program.
•    Recognized in the ESG category for Flight Global’s annual Airline Strategy Awards.
•    Earned a top score of 100% on the 2022 Disability Equality Index (DEI) for the seventh consecutive year and was recognized as a “Best Place to Work” for Disability Inclusion.
•    Partnered with the Los Angeles Memorial Coliseum and the University of Southern California (USC) to launch the United Airlines - LA Memorial Coliseum Veteran Small Business Grant Program, which will award $100,000 to veteran-owned small businesses in the fourth quarter.
•    Hosted more than 100 volunteer events for United’s 2nd Annual September of Service with more than 1,600 United employees volunteering 6,500 hours.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
•    Launched a relief campaign for those affected by Hurricanes Fiona and Ian with customers donating over 3 million miles and $36,630 in cash contributions so far for participating organizations.
•    Commemorated 85 years of service in Denver by doing good in the community including hosting students from the Aviation Career Education (ACE) Academy and holding a school supply drive for kids in need.
•Through a combination of cargo-only flights and passenger flights, United transported nearly 250 million pounds of cargo, including approximately 20 million pounds of medical shipments, 480,000 pounds of COVID-related shipments, and 900 pounds of military shipments.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
Earnings Call
UAL will hold a conference call to discuss third quarter 2022 financial results, as well as its financial and operational outlook for fourth quarter and full year 2022 and beyond, on Wednesday, October 19, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.

Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items during the quarterly earnings conference call.
The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
United's shared purpose is "Connecting People. Uniting the World." From our U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers. United is bringing back our customers' favorite destinations and adding new ones on its way to becoming the world's best airline. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the potential impacts of the COVID-19 pandemic and other macroeconomic factors and steps the company plans to take in response thereto and goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet, product development, ESG targets and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "confident," "optimistic," "dedicated" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 global pandemic on our business, operating results, financial condition and liquidity; execution risks associated with our strategic operating plan; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders, as well as any inability to accept or integrate new aircraft into our fleet as planned; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and voluntary or mandatory operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally (including inflationary pressures); reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constrains at our hubs or other airports; geopolitical conflict, terrorist attacks or security events; any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; increasing privacy and data security obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related

United Airlines Third Quarter Financial Results Solidly Beat Expectations
disruptions on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, including our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel (including as a result of the Russia-Ukraine military conflict); the impacts of our significant amount of financial leverage from fixed obligations, the possibility we may seek material amounts of additional financial liquidity in the short-term, and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; the impacts of the proposed phaseout of the London interbank offer rate; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, weather events, infrastructure and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. In addition, certain forward-looking outlook provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, the timing of the return to a more stable business environment, the volatility of aircraft fuel prices, customer behavior changes and return in demand for air travel, among other things (together, the "Recovery Process"). The COVID-19 pandemic and the measures taken in response may continue to impact many aspects of our business, operating results, financial condition and liquidity in a number of ways, including labor shortages (including reductions in available staffing and related impacts to the company's flight schedules and reputation), facility closures and related costs and disruptions to the company's and its business partners' operations, reduced travel demand and consumer spending, increased operating costs, supply chain disruptions, logistics constraints, volatility in the price of our securities, our ability to access capital markets and volatility in the global economy and financial markets generally. If the actual Recovery Process differs materially from our assumptions, the impact of the COVID-19 pandemic on our business could be worse than expected, and our actual results may be negatively impacted and may vary materially from our expectations and projections. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change. For instance, we regularly monitor future demand and booking trends and adjust capacity, as needed. As such, our actual flown capacity may differ materially from currently published flight schedules or current estimations.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such adjusted operating margin (which excludes special charges (credits)), CASM-ex, adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net) and adjusted net income typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the

United Airlines Third Quarter Financial Results Solidly Beat Expectations
results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,			% Increase/ (Decrease) 2022 vs. 2019	Nine Months Ended September 30,			% Increase/ (Decrease) 2022 vs. 2019
(In millions, except per share data)	2022	2021	2019		2022	2021	2019
Operating revenue:
Passenger revenue	$11,653	$6,637	$10,481	11.2	$28,830	$13,319	$29,692	(2.9)
Cargo	498	519	282	76.6	1,699	1,622	863	96.9
Other operating revenue	726	594	617	17.7	2,026	1,501	1,816	11.6
Total operating revenue	12,877	7,750	11,380	13.2	32,555	16,442	32,371	0.6

Operating expense:
Aircraft fuel	3,755	1,710	2,296	63.5	9,796	3,793	6,704	46.1
Salaries and related costs	2,843	2,487	3,063	(7.2)	8,466	6,987	8,993	(5.9)
Landing fees and other rent	639	652	645	(0.9)	1,919	1,735	1,893	1.4
Aircraft maintenance materials and outside repairs	619	346	490	26.3	1,553	917	1,319	17.7
Depreciation and amortization	610	623	575	6.1	1,832	1,866	1,682	8.9
Regional capacity purchase	596	520	721	(17.3)	1,728	1,546	2,124	(18.6)
Distribution expenses	482	218	432	11.6	1,101	442	1,234	(10.8)
Aircraft rent	65	58	67	(3.0)	193	165	221	(12.7)
Special charges (credits)	20	(1,098)	27	NM	124	(3,423)	116	NM
Other operating expenses	1,790	1,197	1,591	12.5	4,883	3,028	4,645	5.1
Total operating expense	11,419	6,713	9,907	15.3	31,595	17,056	28,931	9.2

Operating income (loss)	1,458	1,037	1,473	(1.0)	960	(614)	3,440	(72.1)

Nonoperating income (expense):
Interest expense	(455)	(449)	(191)	138.2	(1,299)	(1,228)	(570)	127.9
Interest capitalized	27	18	22	22.7	73	57	65	12.3
Interest income	104	11	36	188.9	142	30	103	37.9
Unrealized gains (losses) on investments, net	28	(34)	21	33.3	(12)	91	72	NM
Miscellaneous, net	(9)	20	(12)	(25.0)	(4)	(48)	(40)	NM
Total nonoperating expense, net	(305)	(434)	(124)	146.0	(1,100)	(1,098)	(370)	197.3

Income (loss) before income taxes	1,153	603	1,349	(14.5)	(140)	(1,712)	3,070	NM

Income tax expense (benefit)	211	130	325	(35.1)	(34)	(394)	702	NM
Net income (loss)	$942	$473	$1,024	(8.0)	$(106)	$(1,318)	$2,368	NM

Diluted earnings (loss) per share	$2.86	$1.44	$3.99	(28.3)	$(0.33)	$(4.10)	$9.04	NM
Diluted weighted average shares	329.5	329.0	256.4	28.5	326.2	321.3	262.0	24.5

NM Not meaningful

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Information is as follows (in millions, except for percentage changes):

	3Q 2022 Passenger Revenue	Passenger Revenue vs. 3Q 2019	PRASM vs. 3Q 2019	Yield vs. 3Q 2019	Available Seat Miles vs. 3Q 2019	3Q 2022 Available Seat Miles	3Q 2022 Revenue Passenger Miles
Domestic	$7,057	7.7%	20.4%	19.7%	(10.5%)	38,176	33,223

Europe	2,494	39.8%	22.7%	19.6%	14.0%	15,613	13,916
Latin America	1,053	24.9%	20.1%	17.7%	4.0%	6,582	5,768
Pacific	646	(42.4%)	41.4%	43.5%	(59.2%)	4,428	3,630
Middle East/India/Africa	403	125.1%	18.2%	15.4%	90.7%	2,896	2,550
International	4,596	17.0%	28.5%	25.3%	(8.9%)	29,519	25,864

Consolidated	$11,653	11.2%	23.3%	21.6%	(9.8%)	67,695	59,087

Select operating statistics are as follows:

	Three Months Ended September 30,			% Increase/ (Decrease) 2022 vs. 2019		Nine Months Ended September 30,			% Increase/ (Decrease) 2022 vs. 2019
	2022	2021	2019			2022	2021	2019
Passengers (thousands) (a)	38,802	32,145	43,091	(10.0)		106,058	70,728	122,137	(13.2)
Revenue passenger miles ("RPMs") (millions) (b)	59,087	41,031	64,629	(8.6)		152,033	86,793	180,727	(15.9)
Available seat miles ("ASMs") (millions) (c)	67,695	53,886	75,076	(9.8)		183,564	123,869	213,961	(14.2)
Passenger load factor: (d)
Consolidated	87.3%	76.1%	86.1%	1.2	pts.	82.8%	70.1%	84.5%	(1.7)	pts.
Domestic	87.0%	82.4%	86.6%	0.4	pts.	85.1%	78.5%	85.7%	(0.6)	pts.
International	87.6%	65.2%	85.4%	2.2	pts.	79.7%	55.8%	82.9%	(3.2)	pts.
Passenger revenue per available seat mile (cents)	17.21	12.32	13.96	23.3		15.71	10.75	13.88	13.2
Total revenue per available seat mile ("TRASM") (cents)	19.02	14.38	15.16	25.5		17.73	13.27	15.13	17.2
Average yield per revenue passenger mile (cents) (e)	19.72	16.18	16.22	21.6		18.96	15.35	16.43	15.4
Cargo revenue ton miles (millions) (f)	733	758	804	(8.8)		2,276	2,415	2,440	(6.7)
Aircraft in fleet at end of period	1,320	1,338	1,348	(2.1)		1,320	1,338	1,348	(2.1)
Average stage length (miles) (g)	1,499	1,334	1,473	1.8		1,437	1,313	1,464	(1.8)
Employee headcount, as of September 30 (in thousands)	90.8	85.3	95.0	(4.4)		90.8	85.3	95.0	(4.4)
CASM (cents)	16.87	12.46	13.20	27.8		17.21	13.77	13.52	27.3
CASM-ex (cents) (h)	11.22	11.26	9.80	14.5		11.74	13.40	10.11	16.1
Average aircraft fuel price per gallon	$3.81	$2.14	$2.02	88.6		$3.67	$1.98	$2.08	76.4
Fuel gallons consumed (millions)	985	800	1,134	(13.1)		2,672	1,915	3,221	(17.0)
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each revenue passenger mile flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) See NON-GAAP FINANCIAL INFORMATION for the definition of CASM-ex and reconciliations of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted operating income (loss), adjusted operating expenses, adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (CASM-ex), operating expenses excluding special charges, adjusted capital expenditures, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

United Airlines Third Quarter Financial Results Solidly Beat Expectations

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges (credits), third-party business expenses, fuel expense and profit sharing. UAL believes that adjusting for special charges (credits) is useful to investors because special charges (credits) are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

UAL also reports EBITDA excluding special charges (credits), nonoperating unrealized (gains) losses on investments, net, nonoperating debt extinguishment and modification fees and nonoperating special termination benefits. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	2019	2022	2021	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	16.87	12.46	13.20	17.21	13.77	13.52
Special charges (credits)	0.03	(2.04)	0.04	0.07	(2.76)	0.05
Third-party business expenses	0.06	0.07	0.07	0.06	0.07	0.06
Fuel expense	5.55	3.17	3.05	5.34	3.06	3.13
Profit sharing	0.01	—	0.24	—	—	0.17
CASM-ex (Non-GAAP)	11.22	11.26	9.80	11.74	13.40	10.11

Adjusted EBITDA	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	2019	2022	2021	2019
Net income (loss)	$942	$473	$1,024	$(106)	$(1,318)	$2,368
Adjusted for:
Depreciation and amortization	610	623	575	1,832	1,866	1,682
Interest expense, net of capitalized interest and interest income	324	420	133	1,084	1,141	402
Income tax expense (benefit)	211	130	325	(34)	(394)	702
Special charges (credits)	20	(1,098)	27	124	(3,423)	116
Nonoperating unrealized (gains) losses on investments, net	(28)	34	(21)	12	(91)	(72)
Nonoperating debt extinguishment and modification fees	—	(12)	—	7	50	—
Nonoperating special termination benefits	—	—	—	—	46	—
Adjusted EBITDA	$2,079	$570	$2,063	$2,919	$(2,123)	$5,198
Adjusted EBITDA margin	16.1%	7.4%	18.1%	9.0%	(12.9)%	16.1%

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)
UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended September 30,		Nine Months Ended September 30,
Capital Expenditures (in millions)	2022	2021	2022	2021
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,328	$266	$2,280	$1,571
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	—	40	—	801
Adjustment to property and equipment acquired through other financial liabilities (a)	—	—	—	(14)
Adjusted capital expenditures (Non-GAAP)	$1,328	$306	$2,280	$2,358

Free Cash Flow (in millions)
Net cash provided by (used in) operating activities (GAAP)	$741	$(786)	$4,908	$2,336
Less capital expenditures, net of flight equipment purchase deposit returns	1,328	266	2,280	1,571
Free cash flow, net of financings (Non-GAAP)	$(587)	$(1,052)	$2,628	$765

Net cash provided by (used in) operating activities (GAAP)	$741	$(786)	$4,908	$2,336
Less adjusted capital expenditures (Non-GAAP)	1,328	306	2,280	2,358
Less aircraft operating lease additions	—	366	4	541
Free cash flow (Non-GAAP)	$(587)	$(1,458)	$2,624	$(563)

(a) United entered into agreements with third parties to finance through sale and leaseback transactions new Boeing model 787 aircraft and Boeing model 737 MAX aircraft subject to purchase agreements between United and Boeing. In connection with the delivery of each aircraft from Boeing, United assigned its right to purchase such aircraft to the buyer, and simultaneous with the buyer's purchase from Boeing, United entered into a long-term lease for such aircraft with the buyer as lessor. Upon delivery of each aircraft, the company accounted for the aircraft, which has a repurchase option at a price other than fair value, as part of Total operating property and equipment, net on the company's balance sheet and the related obligation as Current maturities of other financial liabilities and Other financial liabilities (noncurrent) since they did not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,			% Increase/ (Decrease) 2022 vs. 2019	Nine Months Ended September 30,			% Increase/ (Decrease) 2022 vs. 2019
(in millions)	2022	2021	2019		2022	2021	2019
Operating expenses (GAAP)	$11,419	$6,713	$9,907	15.3	$31,595	$17,056	$28,931	9.2
Special charges (credits)	20	(1,098)	27	NM	124	(3,423)	116	NM
Operating expenses, excluding special charges (credits)	11,399	7,811	9,880	15.4	31,471	20,479	28,815	9.2
Adjusted to exclude:
Third-party business expenses	40	33	49	(18.4)	110	89	120	(8.3)
Fuel expense	3,755	1,710	2,296	63.5	9,796	3,793	6,704	46.1
Profit sharing	8	—	174	(95.4)	8	—	368	(97.8)
Adjusted operating expenses (Non-GAAP)	$7,596	$6,068	$7,361	3.2	$21,557	$16,597	$21,623	(0.3)

Operating income (loss) (GAAP)	$1,458	$1,037	$1,473	(1.0)	$960	$(614)	$3,440	(72.1)
Adjusted to exclude:
Special charges (credits)	20	(1,098)	27	NM	124	(3,423)	116	NM
Adjusted operating income (loss) (Non-GAAP)	$1,478	$(61)	$1,500	(1.5)	$1,084	$(4,037)	$3,556	(69.5)

Operating margin	11.3%	13.4%	12.9%	(1.6) pts.	2.9%	(3.7)%	10.6%	(7.7) pts.
Adjusted operating margin (Non-GAAP)	11.5%	(0.8)%	13.2%	(1.7) pts.	3.3%	(24.6)%	11.0%	(7.7) pts.

Pre-tax income (loss) (GAAP)	$1,153	$603	$1,349	(14.5)	$(140)	$(1,712)	$3,070	NM
Adjusted to exclude:
Special charges (credits)	20	(1,098)	27	NM	124	(3,423)	116	NM
Unrealized (gains) losses on investments, net	(28)	34	(21)	NM	12	(91)	(72)	NM
Debt extinguishment and modification fees	—	(12)	—	NM	7	50	—	NM
Special termination benefits	—	—	—	NM	—	46	—	NM
Interest expense on ERJ 145 finance leases	—	—	22	NM	—	—	68	NM
Adjusted pre-tax income (loss) (Non-GAAP)	$1,145	$(473)	$1,377	(16.8)	$3	$(5,130)	$3,182	(99.9)

Pre-tax margin	9.0%	7.8%	11.9%	(2.9) pts.	(0.4)%	(10.4)%	9.5%	(9.9) pts.
Adjusted pre-tax margin (Non-GAAP)	8.9%	(6.1)%	12.1%	(3.2) pts.	—%	(31.2)%	9.8%	(9.8) pts.

Net income (loss) (GAAP)	$942	$473	$1,024	(8.0)	$(106)	$(1,318)	$2,368	NM
Adjusted to exclude:
Special charges (credits)	20	(1,098)	27	NM	124	(3,423)	116	NM
Unrealized (gains) losses on investments, net	(28)	34	(21)	NM	12	(91)	(72)	NM
Debt extinguishment and modification fees	—	(12)	—	NM	7	50	—	NM
Special termination benefits	—	—	—	NM	—	46	—	NM
Interest expense on ERJ 145 finance leases	—	—	22	NM	—	—	68	NM
Income tax expense (benefit) on adjustments, net	(7)	274	(6)	NM	(17)	768	(25)	NM
Adjusted net income (loss) (Non-GAAP)	$927	$(329)	$1,046	(11.4)	$20	$(3,968)	$2,455	(99.2)

Diluted earnings (loss) per share (GAAP)	$2.86	$1.44	$3.99	(28.3)	$(0.33)	$(4.10)	$9.04	NM
Adjusted to exclude:
Special charges (credits)	0.06	(3.39)	0.10	NM	0.38	(10.65)	0.44	NM
Unrealized (gains) losses on investments, net	(0.09)	0.10	(0.08)	NM	0.03	(0.28)	(0.27)	NM
Debt extinguishment and modification fees	—	(0.04)	—	NM	0.02	0.15	—	NM
Special termination benefits	—	—	—	NM	—	0.14	—	NM
Interest expense on ERJ 145 finance leases	—	—	0.08	NM	—	—	0.26	NM
Income tax expense (benefit) on adjustments, net	(0.02)	0.85	(0.02)	NM	(0.05)	2.39	(0.10)	NM
Dilutive share impact	—	0.02	—		0.01	—	—	NM
Adjusted diluted income (loss) per share (Non-GAAP)	$2.81	$(1.02)	$4.07	(31.0)	$0.06	$(12.35)	$9.37	(99.4)
NM Not Meaningful

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$11,258	$18,283
Short-term investments	7,437	123
Restricted cash	61	37
Receivables, less allowance for credit losses (2022 — $28; 2021 — $28)	2,034	1,663
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2022 — $595; 2021 — $546)	1,116	983
Prepaid expenses and other	783	745
Total current assets	22,689	21,834

Operating property and equipment, net	32,506	32,074
Operating lease right-of-use assets	4,280	4,645
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2022 — $1,462; 2021 — $1,544)	2,772	2,803
Restricted cash	208	213
Deferred income taxes	701	659
Investments in affiliates and other, less allowance for credit losses (2022 — $695; 2021 — $622)	1,285	1,420
Total other assets	9,493	9,622
Total assets	$68,968	$68,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,534	$2,562
Accrued salaries and benefits	1,841	2,121
Advance ticket sales	8,747	6,354
Frequent flyer deferred revenue	2,642	2,239
Current maturities of long-term debt	2,955	3,002
Current maturities of other financial liabilities	906	834
Current maturities of operating leases	546	556
Current maturities of finance leases	72	76
Other	746	560
Total current liabilities	21,989	18,304
Long-term liabilities and deferred credits:
Long-term debt	28,490	30,361
Long-term obligations under operating leases	4,803	5,152
Long-term obligations under finance leases	112	219
Frequent flyer deferred revenue	3,936	4,043
Pension liability	1,948	1,920
Postretirement benefit liability	946	1,000
Other financial liabilities	492	863
Other	1,354	1,284
Total long-term liabilities and deferred credits	42,081	44,842
Total stockholders' equity	4,898	5,029
Total liabilities and stockholders' equity	$68,968	$68,175

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$4,908	$2,336

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(2,280)	(1,571)
Purchases of short-term and other investments	(8,384)	(47)
Proceeds from sale of short-term and other investments	1,061	271
Proceeds from sale of property and equipment	184	25
Other, net	(23)	(2)
Net cash used in investing activities	(9,442)	(1,324)

Cash Flows from Financing Activities:
Proceeds from issuance of debt, net of discounts and fees	210	11,098
Proceeds from equity issuance	—	532
Payments of long-term debt, finance leases and other financing liabilities	(2,605)	(4,632)
Other, net	(77)	(27)
Net cash provided by (used in) financing activities	(2,472)	6,971
Net increase (decrease) in cash, cash equivalents and restricted cash	(7,006)	7,983
Cash, cash equivalents and restricted cash at beginning of the period	18,533	11,742
Cash, cash equivalents and restricted cash at end of the period	$11,527	$19,725

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$—	$801
Lease modifications and lease conversions	61	111
Right-of-use assets acquired through operating leases	98	627
Investment interests received in exchange for goods and services	93	129

United Airlines Third Quarter Financial Results Solidly Beat Expectations
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized (gains) and losses on investments, net include the following:

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2022	2021	2019	2022	2021	2019
Operating:
CARES Act grant	$—	$(1,132)	$—	$—	$(4,021)	$—
Impairment of assets	—	46	—	—	105	69
Severance and benefit costs	—	5	2	—	433	14
(Gains) losses on sale of assets and other special charges	20	(17)	25	124	60	33
Total operating special charges (credits)	20	(1,098)	27	124	(3,423)	116

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	(28)	34	(21)	12	(91)	(72)
Nonoperating debt extinguishment and modification fees	—	(12)	—	7	50	—
Nonoperating special termination benefits	—	—	—	—	46	—
Total nonoperating special charges and unrealized (gains) losses on investments, net	(28)	22	(21)	19	5	(72)
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net	(8)	(1,076)	6	143	(3,418)	44
Income tax expense (benefit), net of valuation allowance	(7)	274	(2)	(17)	768	(10)
Total operating and non-operating special charges (credits) and unrealized (gains) losses on investments, net of income taxes	$(15)	$(802)	$4	$126	$(2,650)	$34

CARES Act grant: During the nine months ended September 30, 2021, the company received approximately $5.8 billion in funding pursuant to two Payroll Support Program Extension Agreements (collectively, the "PSP2 and PSP3 Agreements") under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), which included approximately $1.7 billion aggregate principal amount of unsecured promissory notes. The company recorded $1.1 billion and $4.0 billion as grant income in Special charges (credits) during the three and nine months ended September 30, 2021, respectively. The company also recorded $99 million for warrants to purchase shares of UAL common stock issued to the U.S. Treasury Department as part of the PSP2 and PSP3 Agreements, within stockholders' equity, as an offset to the grant income in the nine months ended September 30, 2021.
Impairment of assets: During the three months ended September 30, 2021, the company recorded $46 million of impairment charges for nine Airbus A319 aircraft and 13 Boeing 737-700 airframes as a result of market conditions for used aircraft. During the nine months ended September 30, 2021, in addition to the third quarter impairments described above, the company recorded $59 million of impairments primarily related to 64 Embraer EMB 145LR aircraft and related engines that United retired from its regional aircraft fleet. The decision to retire these aircraft was triggered by the United Next aircraft order.
During the nine months ended September 30, 2019, the company recorded a $47 million impairment for aircraft engines removed from operations, a $6 million charge for the early termination of several regional aircraft finance leases, an $8 million fair value adjustment for aircraft purchased off lease and $8 million in other miscellaneous impairments.
Severance and benefit costs: During the three and nine months ended September 30, 2021, the company recorded charges of $5 million and $433 million, respectively, related to pay continuation and benefits-related costs provided to employees who chose to voluntarily separate from the company. The company offered, based on employee group, age and completed years of service, pay continuation, health care coverage, and travel privileges. Approximately 4,500 employees elected to voluntarily separate from the company.
During the nine months ended September 30, 2019, the company recorded $12 million of management severance and $2 million of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters.
(Gains) losses on sale of assets and other special charges: During the three and nine months ended September 30, 2022, the company recorded $20 million and $124 million, respectively, of net charges primarily comprised of $94 million for various legal matters.
During the three months ended September 30, 2021, the company recorded net gains of $17 million primarily related to gains on aircraft sale-leaseback transactions and aircraft component manufacturer credits. During the nine months ended September 30, 2021, the company recorded net charges of $60 million primarily related to incentives for certain of its front-line employees to receive a COVID-19 vaccination and the termination of the lease associated with three floors of its headquarters at the Willis Tower in Chicago partially offset by the third quarter's gains.
During the three and nine months ended September 30, 2019, the company recorded $25 million and $33 million, respectively, of net charges, primarily related to certain legal matters and contract terminations.
Nonoperating unrealized gains and losses on investments, net: All amounts represent changes to market value of equity investments.

United Airlines Third Quarter Financial Results Solidly Beat Expectations
Nonoperating debt extinguishment and modification fees: During the nine months ended September 30, 2022, the company recorded $7 million of charges mainly related to the early redemption of $400 million of its unsecured debt.
During the nine months ended September 30, 2021, the company recorded $50 million of charges for fees and discounts related to the issuance of a new term loan and revolving credit facility and the prepayment of a CARES Act loan and a 2017 term loan and revolving credit facility.
Nonoperating special termination benefits: During the nine months ended September 30, 2021, as part of the first quarter 2021 voluntary leave programs, the company recorded $46 million of special termination benefits in the form of additional subsidies for retiree medical costs for certain U.S.-based front-line employees. The subsidies were in the form of a one-time contribution into a notional Retiree Health Account of $125,000 for full-time employees and $75,000 for part-time employees.
Interest expense related to finance leases of Embraer ERJ 145 aircraft:
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. As a result of the change, the company recognized $22 million and $68 million, respectively, of additional interest expense in the three and nine months ended September 30, 2019
Effective tax rate:
The company's effective tax rates for the three and nine months ended September 30, 2022, 2021 and 2019 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	2019	2022	2021	2019
Effective tax rate	18.3%	21.6%	24.1%	24.3%	23.0%	22.9%
The provision for income taxes is based on the estimated annual effective tax rate which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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